Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Irwin Gruverman, CEO & Chairman
Robert P. Bruno, President & COO, or
Jack M. Swig, Investor Relations
Tel. 617-969-5452, Fax 965-1213, E-mail: info@mfics.com

MFIC ANNOUNCES SIGNING OF AGREEMENT FOR SALE

OF ASSETS OF MOREHOUSE-COWLES DIVISION

February 6, 2004, Newton, MA (OTCBB: MFIC)

MFIC Corporation (“MFIC” or the “Company”) announced today that it has entered into an Agreement to sell selected assets of its Morehouse-COWLES Division (“M-C”) to a wholly owned subsidiary of NuSil Corporation, of Carpinteria, CA (“NUSIL”). The Company will transfer its Fullerton, California facilities lease to NUSIL, and it is expected that the longstanding and highly regarded business will continue to serve the mixer, dissolver and milling equipment markets. Morehouse-COWLES equipment and name is synonymous with quality and durability.

Irwin Gruverman, CEO and Chairman of MFIC, stated, “ In 1998 we purchased M-C to create a strategic combination with our Microfluidics Division, in order to enhance our position in the coatings market, which was at that time the dominant part of our core Microfluidics business. It has become apparent that the direction of growth in our core business involves the health care sector, which now accounts for more than 80% of the division’s revenues, and that our previous strategic plan cannot be supported further. This sale will positively impact our cash and cash flow positions, and allow us to focus on our core business and to expand our sales and marketing resources for our Microfluidizer® processor systems product line, and to promote our new nanoparticle production systems (Multiple Stream Mixer/Reactor or MMR). The latter has been patented and addresses the needs of the nanotechnology industry for commercial manufacturing equipment, alongside the core Microfluidizer processor technology.

NUSIL has been an important and valued customer of Morehouse-COWLES equipment and possesses a full understanding of the engineering and applications of the equipment. We believe that NUSIL’s resources, extensive experience in customizing equipment, and their ability to enter into new markets should enable them to successfully operate the business.”

MFIC CORPORATION

MFIC Corporation, through its Microfluidics Division, provides patented and proprietary, high performance Microfluidizer® materials processing equipment to the chemical, pharmaceutical, biotechnology, cosmetic/personal care, and food processing industries. Through its Microfluidics Division, the Company provides leading equipment, and innovative technology and comprehensive solutions for nanocrystal and other materials processing.

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